UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Accuride Corporation

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

004398 103

(CUSIP Number)

February 14, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:

    ☐  Rule 13d-1(b)
    ☐  Rule 13d-1(c)
    ☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Trimaran Investments II, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 3,533,356
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,533,356
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,533,356
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 10.5%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Trimaran Fund II, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 1,241,021
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,241,021
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,241,021
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.7%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Trimaran Capital, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 80,134
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 80,134
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,134
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Trimaran Parallel Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 522,502
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 522,502
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 522,502
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). CIBC Employee Private Equity Fund (Trimaran) Partners
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 808,090
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 808,090
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 808,090
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.4%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). CIBC Capital Corporation
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 881,609
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 881,609
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 881,609
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.6%
12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Trimaran Advisors, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 363,992
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 363,992
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 363,992
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.1%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Caravelle Investment Fund, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 363,992
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 363,992
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 363,992
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.1%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Jay R. Bloom
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 3,897,348
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,897,348
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,897,348
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 11.5%
12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Andrew R. Heyer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 3,897,348
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,897,348
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,897,348
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 11.5%
12.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Dean C. Kehler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
	5.	Sole Voting Power 0
Number of Shares Beneficially	6.	Shared Voting Power 3,897,348
Owned by Each Reporting Person With:	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,897,348
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,897,348
10.	Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 11.5%
12.	Type of Reporting Person (See Instructions) IN

Item 1(a).	Name of Issuer:
Accuride Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:
7140 Office Circle
Evansville, Indiana 47715

Item 2(a).	Name of Person Filing:
This statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”)

(i) Trimaran Investments II, L.L.C. (“Trimaran II”).
(ii) Trimaran Fund II, L.L.C. (“TF II”).
(iii) Trimaran Capital, L.L.C. (“TC”).
(iv) Trimaran Parallel Fund II, L.P. (“TPF II”).
(v) CIBC Employee Private Equity Fund (Trimaran) Partners (“CIBC EPEF”).
(vi) CIBC Capital Corporation (“CIBC”).
(vii) Caravelle Investment Fund, L.L.C. (“Caravelle”).
(viii) Trimaran Advisors, L.L.C. (“TA”).
(ix) Jay R. Bloom (“Bloom”).
(x) Andrew R. Heyer (“Heyer”).
(xi) Dean C. Kehler (“Kehler”).

Item 2(b).	Address of Principal Business Office:

The principal business address of each of the Reporting Persons is c/o Trimaran Capital Partners, 622 Third Avenue, 35th Floor, New York, NY 10017.

Item 2(c).	Citizenship:

(i)Trimaran II is a Delaware limited liability company.
(ii) TF II is a Delaware limited liability company.
(iii) TC is a Delaware limited liability company.
(iv)TPF II is a Delaware limited partnership.
(v)CIBC EPEF is a Delaware limited partnership.
(vi) CIBC is a Delaware corporation.
(vii) Caravelle is a Delaware limited liability company.
(viii)TA is a Delaware limited liability company.
(ix)Bloom is a United States citizen.
(x)Heyer is a United States citizen.
(xi)Kehler is a United States citizen.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value (the “Shares”)

Item 2(e).	CUSIP Number:

004398 103

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

This Item 3 is not applicable

Item 4. Ownership:

Trimaran II

(a)	Amount beneficially owned:	3,533,356

(b)	Percent of class:	10.5%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	3,533,356
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	3,533,356

TF II

(a)	Amount beneficially owned:	1,241,021

(b)	Percent of class:	3.7%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	1,241,021
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	1,241,021

TC

(a)	Amount beneficially owned:	80,134

(b)	Percent of class:	0.2%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	80,134
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	80,134

TPF II

(a)	Amount beneficially owned:	522,502

(b)	Percent of class:	1.5%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	522,502
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	522,502

CIBC EPEF

(a)	Amount beneficially owned:	808,090

(b)	Percent of class:	2.4%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	808,090
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	808,090

CIBC

(a)	Amount beneficially owned:	881,609

(b)	Percent of class:	2.6

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	881,609
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	881,609

Caravelle

(a)	Amount beneficially owned:	363,992

(b)	Percent of class:	1.1%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	363,992
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	363,992

TA

(a)	Amount beneficially owned:	363,992

(b)	Percent of class:	1.1%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	363,992
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	363,992

Bloom

(a)	Amount beneficially owned:	3,897,348

(b)	Percent of class:	11.5%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	3,897,348
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	3,897,348

Heyer

(a)	Amount beneficially owned:	3,897,348

(b)	Percent of class:	11.5%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	3,897,348
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	3,897,348

Kehler

(a)	Amount beneficially owned:	3,897,348

(b)	Percent of class:	11.5%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:	0
(ii)	shared power to vote or to direct the vote:	3,897,348
(iii)	sole power to dispose or to direct the disposition of:	0
(iv)	shared power to dispose or to direct the disposition of:	3,897,348

Item 5. Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8. Identification and Classification of Members of the Group:

Not Applicable

Item 9. Notice of Dissolution of Group:

Not Applicable

Item 10. Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006
TRIMARAN INVESTMENTS II, L.L.C.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
TRIMARAN FUND II, L.L.C.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
TRIMARAN CAPITAL, L.L.C.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
TRIMARAN PARALLEL FUND II, L.P.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
CIBC EMPLOYEE PRIVATE EQUITY FUND (TRIMARAN) PARTNERS

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
CIBC CAPITAL CORPORATION

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
TRIMARAN ADVISORS, L.L.C.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
CARAVELLE INVESTMENTS FUND, L.L.C.

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
JAY R. BLOOM

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
ANDREW R. HEYER

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact

Dated: February 14, 2006
DEAN C. KEHLER

By:  /s/ John Papachristos
Name:   John Papachristos
Title:    Attorney-in-Fact